Exhibit 10.9

FEDERAL HOME LOAN BANK OF INDIANAPOLIS

2005 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(Effective as of January 1, 2005)

Krieg DeVault LLP

One Indiana Square, Suite 2800

Indianapolis, IN 46204-2079

www.kriegdevault.com

ADOPTION OF

FEDERAL HOME LOAN BANK OF INDIANAPOLIS

2005 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Pursuant to resolutions adopted by the Board of Directors of the Federal Home Loan Bank of Indianapolis (the “Bank”), the undersigned officers of the Bank hereby adopt the Federal Home Loan Bank of Indianapolis 2005 Supplemental Executive Retirement Plan, effective as of January 1, 2005, on behalf of the Bank, in the form attached hereto.

Dated this 15th day of June, 2006.

FEDERAL HOME LOAN BANK OF INDIANAPOLIS

By:	/s/ Paul C. Clabuesch
Paul C. Clabuesch, Chairman

By:	/s/ Charles L. Crow
Charles L. Crow, Vice Chairman

ATTEST:

By:	/s/ Jonathan R. West
Jonathan R. West, Corporate Secretary

FEDERAL HOME LOAN BANK OF INDIANAPOLIS

2005 SUPPLEMENTAL EXECUTIVE RETIRMENT PLAN

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ii

ARTICLE I

INTRODUCTION

Section 1.1 Purpose. The purpose of the Federal Home Loan Bank of Indianapolis 2005 Supplemental Executive Retirement Plan (the “Plan”) is to provide certain management or highly compensated employees of the Federal Home Loan Bank of Indianapolis (the “Bank”), supplemental retirement benefits to help recompense the employees for benefits reduced under the qualified retirement plan sponsored by the Bank due to benefit limits imposed under Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended (the “Code”). It is the intention of the Bank that the Plan constitute a deferred compensation arrangement that complies with Code Section 409A. Consequently, the Plan will be administered and its provisions interpreted consistently with that intention.

Section 1.2 Effective Date; Plan Year. The “Effective Date” of the Plan is January 1, 2005. The “Plan Year” is the 12-month period beginning on each January 1 and ending on the next following December 31.

Section 1.3 Administration. The Plan will be administered by an administrative committee (“Committee”) appointed by the Bank’s Board of Directors (“Board”), which initially will be the Human Resources Committee of the Board. The Committee, from time to time, may adopt any rules and procedures it deems necessary or desirable for the proper and efficient administration of the Plan that are consistent with the terms of the Plan. Any notice or document required to be given or filed with the Committee will be properly given or filed if delivered to or mailed, by registered mail, postage paid, to the Corporate Secretary of the Board of Directors, Federal Home Loan Bank of Indianapolis, 8250 Woodfield Crossing Blvd., Suite 400, Indianapolis, Indiana 46240.

Section 1.4 Supplements. The provisions of the Plan may be modified by supplements to the Plan. The terms and provisions of each supplement are a part of the Plan and supersede any other provisions of the Plan to the extent necessary to eliminate any inconsistencies between the supplement and any other Plan provisions.

Section 1.5 Definitions. The following terms are defined in the Plan in the following Sections:

Term	Plan Section
Acceleration Event	4.5
Adverse Benefit Determination	A-3
Bank	1.1
Benefit Claim	A-1
Board	1.3
Claimant	A-1
Code	1.1
Committee	1.3
Disabled	4.4(b)
Effective Date	1.2
Frozen SERP	3.1(c)
Frozen SETP	3.1(a)
Participant	2.1
Participant Benefit	3.1
Plan	1.1
Plan Year	1.2
Retirement Allowance	3.1
Retirement Plan	2.1
Salary	3.1
Separation from Service	4.1
Termination of Employment	4.1
Trust	6.1
2005 SETP	3.1(a)

ARTICLE II

ELIGIBILITY AND PARTICIPATION

Section 2.1 Eligibility. Any employee of the Bank who is a member of the Federal Home Loan Bank of Indianapolis Retirement Plan as documented by the Regulations Governing the Comprehensive Retirement Program of the Financial Institutions Retirement Fund (“Retirement Plan”) or who is not a member of the Retirement Plan because the employee has not yet met the Retirement Plan’s service requirements, is eligible to become a “Participant” in the Plan, provided the employee is designated as a Participant by the Committee or the Bank in writing. Any employee of the Bank who is a member of the Retirement Plan or who is not a member of the Retirement Plan because the employee has not yet met the Retirement Plan service requirements and who is an officer with a title of Vice President or a higher officer level, is automatically eligible to become a “Participant” in the Plan without the need for designation by the Board.

Section 2.2 Participation. A designated employee or otherwise eligible employee will become a Participant as of the later of the Effective Date, the date specified by the Board or the date the employee satisfies the automatic eligibility provisions described in Section 2.1. A Participant may be removed as an active Participant by the Board effective as of any date, so that the Participant will not be entitled to accrue additional benefits under Article III on or after that date.

ARTICLE III

BENEFITS

Section 3.1 Amount of Benefit. The amount, if any, of the benefit payable to or on account of a Participant pursuant to the Plan (“Participant Benefit”) will, subject to subsection 4.5(a), equal the excess of (a) less (b) less (c), adjusted for the factors in (d), as determined by the Committee, where:

(a)	is the Participant’s Retirement Allowance (as defined by the Retirement Plan) that would otherwise be payable to or on account of the Participant under the Retirement Plan calculated as of the Participant’s normal retirement date (as defined by the Retirement Plan) on the basis of the normal form of payment (as defined by the Retirement Plan), determined as if the provisions of the Retirement Plan were administered without regard to the limitations imposed by Code Sections 401(a)(17) and 415 and, in the case of an employee whom the Board authorized to become a Participant prior to meeting the eligibility service requirement of the Retirement Plan, without regard to the eligibility service requirement of the Retirement Plan (for purposes of determining the Retirement Allowance under this subsection (a), any salary deferrals made by or on account of the Participant under the Federal Home Loan Bank of Indianapolis Supplemental Executive Thrift Plan (“Frozen SETP”) or 2005 Supplemental Executive Thrift Plan (“2005 SETP”) are to be included as salary); and

(b)	is the Participant’s Retirement Allowance (as defined by the Retirement Plan) that is payable to or on account of the Participant under the Retirement Plan calculated as of the Participant’s normal retirement date (as defined by the Retirement Plan) on the basis of the normal form of payment (as defined by the Retirement Plan); and

(c)	is the Participant’s accrued benefit under the Federal Home Loan Bank of Indianapolis Supplemental Executive Retirement Plan (“Frozen SERP”) that is payable to or on account of the Participant under the Frozen SERP calculated as of the Participant’s normal retirement date (as defined by the Retirement Plan) on the basis of the normal form of payment (as defined by the Retirement Plan); and

(d)	The result of calculating (a) less (b) less (c), above, will be adjusted by:

(i)	applying the actuarial factors provided by the Retirement Plan, to reduce the Participant’s benefit for payments prior to or after the Participant’s normal retirement date (as defined by the Retirement Plan), if applicable; and

(ii)	applying the actuarial factors provided by the Retirement Plan, to convert the normal form of payment to the form of payment elected by the Participant pursuant to Section 4.3.

Section 3.2 Death Benefit. In the event of the death of a Participant prior to age 65, the Participant Benefit will equal the excess of (a) less (b) less (c), adjusted for the factors in (d), as determined by the Committee, where:

(a)

is the death benefit (as defined by the Retirement Plan) that would otherwise be payable to the Participant’s Beneficiary under the Retirement Plan if the provisions of the Retirement Plan were administered without regard to the limitations imposed by Code Sections 401(a)(17) and 415 (for purposes of determining the Participant Benefit under this subsection (a), any salary deferrals made by or on account of the Participant under the Frozen SETP or 2005 SETP are to be included as salary); and

(b)	is the death benefit that is payable to the Participant’s Beneficiary under the Retirement Plan; and

(c)	is the Participant’s accrued death benefit under the Frozen SERP.

(d)	The result of calculating (a) less (b) less (c), above, will be adjusted by applying the actuarial factors provided by the Retirement Plan, to convert the result to the lump sum form of benefit.

Section 3.3 Military Service. Not withstanding any provision of this Plan to the contrary, contributions and benefits with respect to qualified military service will be provided in accordance with Code Section 414(u).

ARTICLE IV

BENEFIT PAYMENTS

Section 4.1 Time of Payment of Benefits. Except as provided in Sections 4.5 and 4.6, a Participant will receive or will begin to receive payment of his Participant Benefit within 120 days following the date of the Participant’s Separation from Service. “Separation from Service” means the date on which the Participant dies, retires or otherwise experiences a Termination of Employment with the Bank. Provided, however, a Separation from Service does not occur if the Participant is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months, or if the leave is for a longer period, so long as the individual’s right to reemployment with the Bank is provided either by statute or by contract. If the period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or contract, there will be a Separation from Service on the first date immediately following such six-month period. An Employee will incur a “Termination of Employment” when a termination of employment is incurred under Proposed Treasury Regulation 1.409A-1(h)(ii) or any final version of such Proposed Regulation.

Section 4.2 Method of Payment. Except as provided in Sections 4.5 and 4.6, the Participant Benefit will be distributed in cash in one of the following methods effectively elected by the Participant:

(a)	A single lump sum payment;

(b)	Monthly, quarterly, semi-annual or annual installment payments over a period of 2 to 20 years; or

(c)	A combination of the methods specified in subsections (a) and (b).

Section 4.3 Method of Payment Elections.

(a)	Initial Election. A Participant may elect the manner in which his Plan benefit will be paid to him under Section 4.2 in accordance with the terms and conditions of this Section. To make an election, a Participant must file an election with the Committee (on a form or forms prescribed by the Committee). To be effective, the election under this Section must be filed with the Committee no later than the later of: (i) the time the Participant first begins to accrue a benefit under the Plan (or under any other plan required to be aggregated with this Plan pursuant to the requirements of Code Section 409A); or (ii) December 31, 2006. If no election is made or if the election is not timely or properly made, distribution will be made in the form of a single lump sum payment.

(b)	Change of Method of Payment Election. An election as to the manner of payment may not be changed after the payment has been made or payments have commenced. Prior to that time, a Participant may change his election by filing a new election form with the Committee; provided, however, that: (i) the new election will not take effect until at least 12 months after the date the new election is filed; (ii) the single lump sum payment or the commencement of installment payments with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made; and (iii) the new election is filed at least 12 months prior to the date of the first scheduled payment under the Plan.

Section 4.4 Disability and Death. In the event a Participant Separates from Service due to the Participant’s Disability or if the Participant dies or becomes Disabled before he has received his entire Plan benefit, the unpaid balance will be paid to the Participant, or in the event of his death, to his designated beneficiary or beneficiaries, in a single lump sum within 120 days following a determination by the Committee that the Participant is Disabled, or within 120 days following the Participant’s death.

(a)	Beneficiary Designations. A Participant may designate a beneficiary or beneficiaries to receive any amount payable under this Section as a result of his death. A Participant may change his designation of beneficiaries at any time by filing with the Committee a written notice of the change on a form approved by the Committee. Each beneficiary designation filed with the Committee will cancel all previously filed beneficiary designations. If no designation is in effect on the Participant’s death, or if the designated beneficiary does not survive the Participant, his beneficiary will be his surviving spouse, if any, and then his estate.

(b)

Disability. A person is “Disabled” for purposes of the Plan if the Participant in question is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. A Participant who, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under an accident and health plan sponsored by an Employer will be deemed to be Disabled. The Committee will be the sole and final judge of whether a Participant is Disabled for purposes of this Plan, after consideration of any evidence it may require, including the reports of any physician or physicians it may designate.

Section 4.5 Acceleration of Time of Payment. Except as provided in this Section, the time or schedule of payment of a Participant Benefit provided in Sections 4.1 through 4.4 may not be accelerated. The time or schedule of payment of a Participant Benefit may be accelerated in the following circumstances, each of which is an “Acceleration Event,” to a time that is no later than 120 days following the Committee’s determination that one of the Acceleration Events has occurred, and payment will be made in the form of a single lump sum:

(a)	Income Inclusion Under Code Section 409A. The time or schedule of payment of a Participant Benefit may be accelerated to pay the income tax, interest and penalties imposed if the Plan fails to meet the requirements of Code Section 409A; provided, however, such payment will not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A. The Participant Benefit later payable under the Plan, if any, will be reduced by any accelerated benefit payable under this subsection.

(b)	Plan Termination. The time or schedule of payment or commencement of payments of a Participant Benefit may be accelerated when the Plan is terminated in accordance with one of the following and the Participant Benefit is calculated as if the Participant Separated from Service on the date of the Plan termination:

(i)	The Bank terminates the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participants’ gross incomes in the latest of:

(A)	The calendar year in which the Plan termination occurs;

(B)	The calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(C)	The first calendar year in which the payment is administratively practicable.

(ii)

The Bank’s termination of Plan within the 30 days preceding or the 12 months following a change in control event (as defined in §1.409A-2(g)(4)(i)). For purposes of this paragraph the Plan may be terminated only if all substantially similar arrangements sponsored by the Bank are terminated, so that the Participants in the Plan and all Participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated Plan and other arrangements within 12 months of the date of termination of the Plan and other arrangements.

(iii)	The Bank’s termination of the Plan, provided that:

(A)	All arrangements sponsored by the Bank, that would be aggregated with any terminated arrangement under Treasury Regulation §1.409A-1(c) if the Participant participated in all of the arrangements, are terminated;

(B)	No payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within 12 months of the termination of the arrangements;

(C)	All payments are made within 24 months of the termination of the arrangements; and

(D)	The Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under §1.409A-1(c) if the same Participant participated in both arrangements, at any time within five years following the date of termination of the Plan.

(iv)	Such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

ARTICLE V

PLAN ADMINISTRATION

Section 5.1 Appointment of the Committee. The Committee, or a duly authorized officer of the Bank empowered by the Committee to act on its behalf under subsection 5.2(e), will be responsible for administering the Plan, and the Committee will be charged with the full power and the responsibility for administering the Plan in all its details; provided that the power to determine eligibility pursuant to Article II is reserved to the Board.

Section 5.2 Powers and Responsibilities of the Committee.

(a)

The Committee will have all powers necessary to administer the Plan, including the power to construe and interpret the Plan documents; to decide all questions relating to an individual’s eligibility to participate in the Plan; to determine the amount, manner and timing of any distribution of benefits or withdrawal under the Plan; to resolve any claim for benefits in accordance with Article VI and Supplement A, and to appoint or employ advisors, including legal counsel, to render advice with respect to any of the Committee’s responsibilities under the Plan. Any construction, interpretation, or application of the Plan by the Committee will be final, conclusive and binding.

(b)	Records and Reports. The Committee will be responsible for maintaining sufficient records to determine each Participant’s eligibility to participate in the Plan, and for purposes of determining the amount of contributions that may be made on behalf of the Participant under the Plan.

(c)	Rules and Decisions. The Committee may adopt such rules as it deems necessary, desirable, or appropriate in the administration of the Plan. All rules and decisions of the Committee will be applied uniformly and consistently to all Participants in similar circumstances. When making a determination or calculation, the Committee will be entitled to rely upon information furnished by a Participant or beneficiary, the Bank or the legal counsel of the Bank.

(d)	Application for Benefits. The Committee may require a Participant or beneficiary to complete and file with it an application for a benefit, and to furnish all pertinent information requested by it. The Committee may rely upon all such information so furnished to it, including the Participant’s or beneficiary’s current mailing address.

(e)	Delegation. The Committee may authorize one or more officers of the Bank to perform administrative responsibilities on its behalf under the Plan. Any such duly authorized officer will have all powers necessary to carry out the administrative duties delegated to such officer by the Committee.

Section 5.3 Liabilities. The individual members of the Committee will, in accordance with the Bank’s by-laws, be indemnified and held harmless by the Bank with respect to any alleged breach of responsibilities performed or to be performed hereunder.

Section 5.4 Income and Employment Tax Withholding. The Bank will be responsible for withholding from the Participant’s compensation, from the contribution to the Plan, or from the distribution of the Participant’s benefit under the Plan, of all applicable federal, state, city and local taxes.

Section 5.5 Disclosure to Participant Upon Termination of Employment. Within 90 days of a Participant’s Separation from Service or a termination of the Plan, the Bank will provide the Participant a comprehensive statement setting forth the value of the Participant Benefit and the date and manner in which such benefit will be paid out to the Participant. On written request of a Participant, within 90 days of receipt of such disclosure, the Bank will engage an independent actuary, acceptable to the Bank and the Participant, at the Bank’s expense, to review the initial calculation of the Participant’s benefit. If the independent actuary’s benefit calculation differs from the initial calculation by 5% or more, either the Bank or the

Participant may demand, within 90 days of receipt in writing of the result of the independent actuary’s benefit calculation, that the first two actuaries select a third actuary, who is independent of the first two actuaries, the Bank and the Participant, to review the benefit calculations and present a written determination of the Participant Benefit, which shall be final, subject to the claims procedure in Supplement A. Selection of the third actuary will be completed within 60 days of a written request by the Bank or the Participant to the first two actuaries, the third actuary will complete its calculation of the Participant Benefit within 60 days of its engagement for that purpose. If a Participant requests review of the calculation of his benefit pursuant to the terms of this Section, payment of the Participant Benefit will not be made or commence until the final benefit calculation is received from the third actuary.

Section 5.6 Expenses. The expenses incurred for the administration and maintenance of the Plan will be paid by the Bank.

ARTICLE VI

BENEFIT CLAIMS

While a Participant or beneficiary need not file a claim to receive his benefit under the Plan, if he wishes to do so, a claim must be made in writing and filed with the Committee. If a claim is denied, the Committee will furnish the claimant with written notice of its decision. A claimant may request a review of the denial of a claim for benefits by filing a written request with the Committee. The Committee will afford the claimant a full and fair review of such request. The claim and claim review process will be conducted in accordance with the provisions of Supplement A.

ARTICLE VII

FUNDING AND TRANSFERS

Section 7.1 Unfunded Status. All benefits accrued under the Plan on behalf of a Participant will be credited to an irrevocable “rabbi trust” (the “Trust”) to provide for the benefits created by the Plan. The Trust will be maintained in such a fashion that the Plan at all times for purposes of ERISA and the Code will be unfunded and will constitute a mere promise by the Bank to make Plan benefit payments in the future. Any and all rights created under this Plan will be unsecured contractual rights against the Bank. The Bank’s annual contribution to the Trust will be an amount equal to the accumulated benefit obligation calculated in accordance with Financial Accounting Standard No. 87 and disclosed on the Bank’s financial statements.

ARTICLE VIII

AMENDMENT AND TERMINATION OF THE PLAN

Section 8.1 Amendment of the Plan. The Bank may amend the Plan at any time in its sole discretion. Notwithstanding the foregoing, the Bank may not amend the Plan to reduce a Participant’s accrued benefit (without consent) as determined on the day preceding the effective date of the amendment or to otherwise retroactively impair or adversely affect the rights of a Participant or beneficiary.

Section 8.2 Termination of the Plan. The Bank may terminate the Plan at any time in its sole discretion. Absent an amendment to the contrary, Plan benefits that had accrued prior to the termination will be paid at the times and in the manner provided for by the Plan at the time of the termination.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Governing Law. The Plan will be construed, regulated and administered according to the laws of the State of Indiana, without reference to that state’s choice of law principles, except in those areas preempted by the laws of the United States of America in which case the federal laws will control.

Section 9.2 Headings and Gender. The headings and subheadings in the Plan have been inserted for convenience of reference only and will not affect the construction of the Plan provisions. In any necessary construction, the masculine will include the feminine and the singular the plural, and vice versa.

Section 9.3 Spendthrift Clause. No benefit or interest available under the Plan will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of a Participant or a Participant’s beneficiary, either voluntarily or involuntarily.

Section 9.4 Counterparts. This Plan may be executed in any number of counterparts, each one constituting but one and the same instrument, and may be sufficiently evidenced by any one counterpart.

Section 9.5 No Enlargement of Employment Rights. Nothing contained in the Plan may be construed as a contract of employment between the Bank and any person, nor may the Plan be deemed to give any person the right to be retained in the employ of the Bank or limit the right of the Bank to employ or discharge any person with or without cause.

Section 9.6 Limitations on Liability. Notwithstanding any other provision of the Plan, neither the Bank nor any individual acting as an employee or agent of a Bank will be liable to a Participant or any beneficiary for any claim, loss, liability or expense incurred in connection with the Plan, except when the same has been affirmatively determined by a court order or by the affirmative and binding determination of an arbitrator, to be due to the gross negligence or willful misconduct of that person.

Section 9.7 Incapacity of Participant or Beneficiary. If any person entitled to receive a distribution under the Plan is physically or mentally incapable of personally receiving and giving a valid receipt for any payment due (unless a prior claim for the distribution has been made by a duly qualified guardian or other legal representative), then, unless and until a claim for the distribution has been made by a duly appointed guardian or other legal representative of the person, the Committee may provide for the distribution to be made to any other individual or institution then contributing toward or providing for the care and maintenance of the person. Any payment made for the benefit of the person under this Section will be a payment for the account of such person and a complete discharge of any liability of the Bank and the Plan.

Section 9.8 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person relying on the evidence considers pertinent and reliable, and signed, made or presented by the proper party or parties.

Section 9.9 Action by Bank. Any action required of or permitted by the Bank under the Plan will be by resolution of the Bank’s Board of Directors or by a person or persons authorized by resolution of the Board of Directors.

Section 9.10 Severability. In the event any provisions of the Plan are held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and endorsed as if the illegal or invalid provisions had never been contained in the Plan.

Section 9.11 Information to be Furnished by a Participant. A Participant, or any other person entitled to benefits under the Plan, must furnish the Committee with any and all documents, evidence, data or other information the Committee considers necessary or desirable for the purpose of administering the Plan. Benefit payments under the Plan are conditioned on a Participant (or other person who is entitled to benefits) furnishing full, true and complete data, evidence or other information to the Committee, and on the prompt execution of any document reasonably related to the administration of the Plan requested by the Committee.

Section 9.12 Attorneys’ Fees. If any action is commenced to enforce the provisions of the Plan, payment of attorneys’ fees will be governed by the terms set forth in the mandatory “Agreement to Arbitrate” entered into between the Bank and the Participant.

Section 9.13 Binding on Successors. The Plan will be binding upon and inure to the benefit of the Bank and its successors and assigns, and the successors, assigns, designees and estates of a Participant. The Plan will also be binding upon and inure to the benefit of any successor organization succeeding to substantially all of the assets and business of the Bank, but nothing in the Plan will preclude the Bank from merging or consolidating into or with, or transferring all or substantially all of its assets to, another organization which assumes the Plan and all obligations of the Bank hereunder. The Bank agrees that it will make appropriate provision for the preservation of a Participant’s rights under the Plan in any agreement or plan which it may enter into to effect any merger, consolidation, reorganization or transfer of assets. Upon such a merger, consolidation, reorganization, or transfer of assets and assumption of Plan obligations of the Bank, the term “Bank” will refer to such other organization and the Plan will continue in full force and effect.

SUPPLEMENT A

CLAIMS AND REVIEW PROCEDURES

Section A-1 Procedures Governing the Filing of Benefit Claims. All Benefit Claims must be filed on the appropriate claim forms available from the Committee and in accordance with the procedures established by the Committee for claim purposes. A “Benefit Claim” means a request for a Plan benefit or benefits, made by a Claimant or by an authorized representative of a Claimant, that complies with the Plan’s procedures for making benefit claims. “Claimant” means a Participant, a surviving spouse of a Participant, a beneficiary, or an alternate payee under a domestic relations order, who is claiming entitlement to the payment of any benefit under the Plan.

Section A-2 Notification of Benefit Determinations. The Committee will notify a Claimant, in accordance with Section A-3 below, of the Plan’s benefit determination within a reasonable period of time after receipt of a Benefit Claim, but not later than 90 days after receipt of the Benefit Claim by the Plan. If special circumstances require an extension of time for processing the Benefit Claim, the Committee will notify the Claimant of the extension prior to the termination of the initial period described above. The notice will indicate the special circumstances requiring the extension of time and the date by which the Plan expects to make the benefit determination. In no event will the extension exceed a period of 90 days from the end of the initial period.

Section A-3 Manner and Content of Notification of Benefit Determinations. All notices given by the Committee under the Plan will be given to a Claimant, or to his authorized representative, in a manner that satisfies the standards of 29 CFR 2520.104b-1(b) as appropriate with respect to the particular material required to be furnished or made available to that individual. The Committee may provide a Claimant with either a written or an electronic notice of the Plan’s benefit determination. Any electronic notification will comply with the standards imposed by 29 CFR 2520.104b-1(c)(1)(i), (ii), (iii) and (iv). In the case of an Adverse Benefit Determination, the notice will set forth, in a manner calculated to be understood by the Claimant:

(a)	The specific reasons for the adverse determination;

(b)	Reference to the specific Plan provisions (including any internal rules, guidelines, protocols, criteria, etc.) on which the determination is based;

(c)	A description of any additional material or information necessary for the Claimant to complete the claim and an explanation of why such material or information is necessary; and

(d)	A description of the Plan’s review procedures and the time limits applicable to such procedures.

The term “Adverse Benefit Determination” means a denial, reduction, or termination of, or a failure to provide or make payment (in whole or in part) for, any benefit claimed to be payable under the Plan.

Section A-4 Appeal of Adverse Benefit Determinations. A Claimant who receives an Adverse Benefit Determination and desires a review of that determination must file, or his authorized representative must file on his behalf, a written request for a review of the Adverse Benefit Determination, not later than 60 days after receiving the determination. The written request for a review must be filed with the Committee. Upon receiving the written request for review, the Committee will advise the Claimant, or his authorized representative, in writing that:

(a)	The Claimant, or his authorized representative, may submit written comments, documents, records, and any other information relating to the claim for benefits; and

(b)	The Claimant will be provided, upon request of the Claimant or his authorized representative, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s Benefit Claim, without regard to whether those documents, records, and information were considered or relied upon in making the Adverse Benefit Determination that is the subject of the appeal.

Section A-5 Benefit Determination on Review. All appeals by a Claimant of an Adverse Benefit Determination will receive a full and fair review by an appropriate named fiduciary of the Plan.

Section A-6 Notification of Benefit Determination on Review. The Committee will notify a Claimant, in accordance with Section A-7, of the Plan’s benefit determination on review within a reasonable period of time, but not later than 60 days after the Plan’s receipt of the Claimant’s request for review of an Adverse Benefit Determination. If, however, special circumstances require an extension of time for processing the review by the named fiduciary, the Claimant will be notified, prior to the termination of the initial 60 day period, of the special circumstances requiring the extension and the date by which the Plan expects to render the Plan’s benefit determination on review, which will not be later than 120 days after receipt of a request for review.

Section A-7 Manner and Content of Notification of Benefit Determination on Review. The Committee will provide a Claimant with notification of its benefit determination on review in a method described in Section A-3. In the case of an Adverse Benefit Determination on review, the notification must set forth, in a manner calculated to be understood by the Claimant:

(a)	The specific reasons for the adverse determination on review;

(b)	Reference to the specific Plan provisions (including any internal rules, guidelines, protocols, criteria, etc.) on which the benefit determination on review is based; and

(c)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s Benefit Claim, without regard to whether those records were considered or relied upon in making the Adverse Benefit Determination on review, including any reports, and the identities, of any experts whose advice was obtained.